UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 6, 2006

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 7, 2006, The St. Joe Company (the "Company") announced that it intends to exit its homebuilding operations in Florida as it sharpens its focus on strategies expected to maximize the value of its core land holdings. The move is made possible by the Company's expanding relationships with local, regional and national homebuilders. Under the exit plan, the Company's internal homebuilding operations will wind down over the next 18 months. This exit plan is in addition to the reorganization and other matters described in the Company's Form 8-K filed with the SEC on August 16, 2006.

In connection with this plan, the Company expects to take a charge to earnings of approximately $10.7 million. Of the total charge, approximately $9.0 million is expected to be incurred in the third quarter of 2006, approximately $1.0 million is expected to be incurred in the fourth quarter of 2006, and the remainder is expected to be incurred in 2007 and the first quarter of 2008. This charge consists of approximately $2.3 million for one-time, cash termination benefits to employees and approximately $8.4 million of non-cash charges related to the write-off of capitalized homebuilding costs at several communities. The Company expects a net reduction of approximately 10% of its work force in connection with exiting its homebuilding operations.

Additional information on the matters described above is set forth in our press release dated September 7, 2006, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated September 7, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

September 7, 2006	By:	/s/ Michael N. Regan

Name: Michael N. Regan
Title: Senior Vice President - Finance and Planning

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 7, 2006